UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 20, 2010
_________________________

ILLINOIS TOOL WORKS INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4797	36-1258310
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3600 West Lake Avenue, Glenview, IL		60026-1215
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 847-724-7500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                      Results of Operations and Financial Condition

On April 20, 2010, Illinois Tool Works Inc. (the “Company”) announced its 2010 first quarter results of operations in the press release furnished as Exhibit 99.1. The Company’s presentation from the first quarter conference call held on April 20, 2010 is furnished as Exhibit 99.2.

The Company uses free operating cash flow to measure cash flow generated by operations that is available for dividends, acquisitions, share repurchases and debt repayment. The Company believes this measure is useful to investors in evaluating our financial performance and measures our ability to generate cash internally to fund Company initiatives. Free operating cash flow is a measurement that is not the same as net cash flow from operating activities per the statement of cash flows and may not be consistent with similarly titled measures used by other companies. A reconciliation of free operating cash flows to net cash provided by operating activities is included in the press release furnished as Exhibit 99.1.

The Company uses return on average invested capital (“ROIC”) to measure the effectiveness of its operations’ use of invested capital to generate profits. The Company believes that ROIC is a meaningful metric to investors in evaluating the Company’s financial performance and may be different than the method used by other companies to calculate ROIC. Invested capital represents the net assets of the Company, excluding cash and cash equivalents and outstanding debt, which are excluded as they do not represent capital investment in the Company’s operations. Average invested capital is calculated using balances at the start of the year and at the end of each quarter.

Item 9.01.                      Financial Statements and Exhibits

(c)	Exhibits

	Exhibit Number	Exhibit Description
	99.1	Press Release issued by Illinois Tool Works Inc. dated April 20, 2010 (furnished pursuant to Item 2.02).

	99.2	Presentation from Illinois Tool Works Inc. first quarter conference call on April 20, 2010 (furnished pursuant to Item 2.02).

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ILLINOIS TOOL WORKS INC.

Dated: April 20, 2010	By: /s/ Ronald D. Kropp
Ronald D. Kropp
Senior Vice President & Chief Financial Officer